Exhibit 99.2
ASTA FUNDING, INC.
Moderator: Gary Stern
August 4, 2009
1:00 pm

Operator:	Good afternoon my name is (Bobbie Jo). And I will be your conference operator today. At this time I would like to welcome everyone to the Asta Earnings Report third quarter and nine months fiscal 2009 results conference call.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer session. If you’d like to ask a question during this time, simply press star then the number one on your telephone keypad.

If you have already done so, please press the pound sign now then press star one again to ensure your question is registered. If you’d like to withdraw your question, press the pound key. Thank you. On the call today is Mr. Gary Stern, Chairman and Chief Executive Officer; Mr. (Bill) Williams, Chief Operating Officer; and Mr. Rob Michel, Chief Financial Officer.

Before I ask our host Mr. Stern to discuss the current results let me take a few minutes to read the forward looking statement. Except for historical information contained in the matter set forth in the conference call are forward looking statements as defined in the Private Securities Litigation Reform Act of 1995.

Although Asta Funding believes the expectations reflected in such forward looking statements are based upon reasonable assumptions there can be no assurance that its expectations will be realized. Forward looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Asta Funding, Inc. expectations.

Factors that could contribute to such differences include those identified in Asta Funding Form 10-K and 10-K/A for the fiscal year ended September 30, 2008 and Form 10-Q for the first fiscal quarter ended December 31, 2008 and Form 10-Q for the second fiscal quarter ended March 31, 2009.

And those described from time to time in Asta Funding other filings with the Securities and Exchange Commission news releases and other communications including that Asta Funding may not be able to purchase consumer receivable portfolios at favorable prices or own sufficiently favorable terms are at all.

And may not be able to continue it’s quarterly dividend program Asta Funding reports with a Securities and Exchange Commission are available free of charge through it’s Web site at www.astafunding.com. Now let me turn the call over to Gary Stern, Chairman and Chief Executive Officer of Asta Funding.

Gary Stern:	Good afternoon everyone. Thank you for joining today’s conference call. Our financial results for the third quarter of 2009 show that our cautious yet effective execution caused a number of key initiatives due to positive progress to Asta Funding.

This is most evident in the fact the company returned to profitability this quarter following two quarters of (continued) losses. We continue to evaluate ways to lower our costs while maintaining appropriate financial flexibility to navigate the ongoing recessionary affects from the broader market.

Another important measure of our focus is our progress and diligent effort to reduce debt. We are pleased to report that our total senior debt was down 32% since September 30, 2008. Our return to profitability is the result of our efforts to lower our cost structure, reduce our debt levels and make selective strategic portfolio acquisitions.

We continue to reduce our operational overhead achieving savings to lower overall administrative costs and lower staff levels. Additionally this is the first full quarter in which we are seeing the financial benefits from the closure of the Pennsylvania facility.

While we incurred $250,000 in costs to close that facility in the second quarter we realized approximately $400,000 in savings in our (basic) cost structure this quarter as a result. In addition to reducing our total senior debt by more than 30% during the first nine months of fiscal 2009 we continue to prudently manage our credit facility.

We reported on July 10, 2009 that we have secured an amendment to our revolving line of credit that extends the facility through the end of this year. It is provided by a consortium of lenders to which IVB served as agent. And we continue to engage in productive negotiations with our lenders to secure ongoing longer term credit facilities.

Although there are no guarantees I am optimistic we will obtain a long term commitment for a credit facility shortly. While we are taking prudent actions across management to debt reduction we are at the same taking flexibility to complete the light purchases of new portfolio.

We invested $13.8 million to acquire portfolios during the third quarter compared to $2.6 million we extended for this purpose in the first six months of the fiscal year. We continue to observe external indicators that the financial sector will have a long and slow recovery.

While our recent experience is that collections have stabilized we are prepared for collections to remain a significant challenge to our segment. Until the housing market stabilizes we can anticipate continued declines in refinancing and housing related collections.

The consequence of this still uncertain external environment is an increase in garnishment which typically results in longer payment periods and smaller pay offs. For this reason this is why positive indicators on the collections side we remain cautious and prudent in managing our business.

Our intent is to provide a stable platform for the company moving forward one that we believe is appropriate to today’s economic context. It’s also mindful of the merging opportunities in the market place. Now I’d like to turn the call over to Rob Michel our CFO who will review the financial results.

Rob Michel:	Thank you Gary. Although net income in the third quarter was lower than the same period in 2008 Asta Funding turned the corner on two consecutive quarters of losses and returned to profitability this quarter. We believe this is an out growth of effective management of expenses and debt servicing costs as well as lower impairment costs.

For the three months ended June 30, 2009 we reported net income of $1,478,000 or 10 cents per diluted share as compared to net income of $2,440,000 or 17 cents per diluted share for the same period in the previous year.

For this quarter the company reported revenues of $17,238,000 a 26.8% decrease as compared to revenues of $23,572,000 for the third quarter of fiscal 2008. Decrease in revenue is attributable mostly to a lower level of purchase over the last year and a half and older portfolios aging out.

For the third quarter our impairments were $6,364,000 compared to $18,400,000 the second quarter of 2009 and $8,153,000 for the third quarter of 2008. Impairments were limited to five additional portfolios and our related to actual cash collections being lowered during the challenging economic period as compared to the original collection projections established at the time of the portfolio acquisition.

As impairments or cash for noncash items we did generate $68 million of free cash flow for the nine months ended June 30, 2009. During the third quarter of 2009 net cash collections consumer receivable decline for liquidation including net cash collections represented by account sales were $37.6 million.

This is a 23.2% decrease from the same period of 2008. Collections in the third quarter were down from the prior year comparable period due to the current economic climate, our reduced portfolio purchase, and our vintage portfolio of aging out as we are in the later stages of the collection curve with these older portfolios.

Gary mentioned in his introduction we have taken steps to replenish our portfolio base with approximately $13.8 million of purchases in the third quarter of 2009. Collections continued to be impacted by the broader economy which is evident when making the year on year comparison of the results.

However we are starting to see the benefit of our portfolio replenishments. The company has taken an aggressive approach to expense reductions. As Gary mentioned this is the first quarter we are realizing the benefits from the closure of the Pennsylvania call center.

Additionally we have taken further proactive measures such as reengineering certain of our internal collection processes and reducing administrative costs such as telecommunications. Excluding the closure of the call center head count is down by over 20%.

General and administrative expenses were lower by over $900,000 in the third quarter of 2009 as compared to the third quarter of 2008 and $500,000 lower for the nine months ended June 30, 2009 versus the same period last year.

Although general and administrative expenses were up slightly in the third quarter of fiscal 2009 compared to the second quarter of fiscal 2009 our base cost structure has been reduced with the elimination during the quarter of the monthly $275,000 management fee to a third party servicer and the closing of our Pennsylvania call center.

The small increases recorded in the third quarter is attributable to post collection legal costs. These were higher than our historical trend but we are taking steps to mitigate these costs in the future. For the nine months ended June 20, 2009 the company has reduced its senior debt level by 32% to $144.9 million.

This includes the $35.5 million revolving credit line and $109 million point four — $109.4 million due to the Bank of Montreal. We continue to make steady progress in debt repayments and negotiations with our lenders to secure stable and long term facilities.

The current balance outstanding on the revolving line of credit is $29.2 million and the balance due Bank of Montreal is $107.6 million. This concludes my formal remarks. I’ll now turn the call back over to Gary for final comments.

Gary Stern:	Thank you Rob. We are pleased that the company realized profit this quarter also with our steady progress in debt reduction. We believe our results in the third quarter show the progress of our disciplined approach. And we continue to believe strongly in our unique business model.

We will continue to be patient with making portfolio purchases. Yet we’ll also remain highly focused on maximizing shareholder value. Thank you for your time. Rob and I would like to open the call to any questions at the present time.

Operator:	At this time if you’d like to ask a question please press star then the number one on your telephone keypad. Due to time constraints and to be able to take as many questions as time allows please limit your questions to one per person plus one follow up. We’ll pause for just a moment to compile the Q&A roster. And your first question comes from the line of (Samir Gocale) of KBW.

(Samir Gocale):	Hi thanks for taking my questions just a couple of them. The first one is I guess the most obvious one related to this lawsuit by the New York State Supreme Court versus a bunch of law firms. I think one of the ones named in there was Wolpoff and Abramson.

And I think you’ve worked with them and bought a portfolio from them. Can you give us a sense for what your exposure to that lawsuit is potentially? How should investors get comfortable that as to funding exposure is fairly limited? And then I have one other follow up.

(Bill) Williams:	This is (Bill). As far as our portfolio goes we have been talking with our various legal network services and at this juncture our exposure appears to be about 200 accounts.
So we think it’s very limited our exposure to New York. And the other side of that with the arbitration issues that have been out there recently we don’t use that as a strategy. So our exposure there, there is no exposure there from that standpoint.

(Samir Gocale):	And on those 200 accounts could you just remind us again what would you say that an average amount collected on each of those accounts was or in total? How much did you collect on those 200 accounts through Wolpoff? Any sense for that?

(Bill) Williams:	They’re still putting that information together for us on what’s there because keep in mind it was related to service and the judgment — judge and execution is the second piece of that. And so we’re getting — we’re still putting that information together. Our average judgment...

Gary Stern:	Average balance is 2 or $3,000 but many of these is (unintelligible) so we don’t anticipate any kind of negative impact.
(Samir Gocale):	Okay that’s helpful and just quick follow up. Gary did I hear you say that you’re close to finding a long term commitment for a new credit facility? Is that correct? And if so what is the amount that you expect to get for the new facility?

Gary Stern:	Yes that’s correct and I quantify that to no guarantees. But we have several banks in the group that we want to move forward and we are talking to some other banks. So in the near future we anticipate obtaining a facility I would say somewhere in the 40 to $50 million range. And I want to explain to everybody what that is.

We’re not asking for more. We don’t think we need more at this time. Our cash flow is such that if we do not get — let’s assume we do not get credit so we should be able to based on our projections for cash flow for fiscal 2010 assuming we find the right portfolios with that should be able to invest somewhere around $60 million without a facility.

Essentially we’d be debt free somewhere around December or January and then we would start reinvesting the cash flow which we expect to be decent that should and I want to just repeat myself to everybody to be clear on this should result in us investing $60 million providing we find the right facility.

With this credit facility it could be better so our plans are to obtain the facility in the $40 million range, continue what we’re doing, finding portfolios that we feel are good investments based on the economy today. And then as we need a larger facility we would go out and ask some other banks or some other banks that will be in the group to step up a little bit more.

So we do not need a very large line to buy a decent amount of paper. Now I think what we’d also like to go over historically and I’ll turn this over to (Bill). Historically what we’ve invested excluding the great (Pinnacle) portfolio over the past number of years so people can be clear on what this actually means to the company.

(Bill) Williams:	If you look for from 2005 forward we invested $126 million in ’05, $200 million in ’06 excluding the great (Pinnacle) portfolio in ’07 we invested $140 and in 2008 we invested $50 million. We expect to invest somewhere in the neighborhood of 22 to $23 million in 2009.

(Samir Gocale):	Okay that’s helpful color thank you.
Operator:	And your next question comes from the line of (Dale Dublin) of (Heiden) Capital Management.
(Dale Dublin):	Thank you. Gary I believe in your opening remarks you’d mentioned that the housing market has of course caused refinancings to go down and so you don’t have collections associated with that. But if we exclude that aspect of your collections would you qualitatively describe if you are seeing a pick up and to what degree? Or whether it’s simply stable at this point?

Gary Stern:	Let me just say this we do see some collections. There are small amounts of refinancings out there. And what we’re really seeing is more garnishments, more monthly payment plans rather than people just paying off in full.

And those payments tend to be stretched out which is fine with us. You know, we have our infrastructure such that the overhead is okay (unintelligible) large payoffs. And I think it’s stabilizes it. It’s not (unintelligible). Over the course of the last couple, three times.

Now what we would hope would happen is that the housing market comes back and we see an increase in new home sales and in new financings. Many of these judgments that are — you know, we have several billion of judgments (in the) portfolio. They’ll be more pay offs as people try to clear their credit or want to refinance. That hasn’t happened that much in the market the way it is.

(Dale Dublin):	And as we think about your business would it be reasonable to expect even without any improvement in the housing that your collections would increase from the standpoint that you’re essentially building an annuity base with these monthly payments?

And as you add more customers on making monthly payments that base begins to grow. Is that a reasonable way to think about it? Or do you have enough falling off that complete their payments that it’s more of a treadmill?

(Bill) Williams:	Good point — we would see it more as a treadmill because along with the housing issues that are out there you’ve got the unemployment that continues to rise.
While we do get, you know, people who have jobs tend to hold them longer now we see that as a way for us to mitigate some of the decline that wouldn’t other wise be there. What will drive our increased collections an increase in them will be the acquisition of new portfolios.

(Dale Dublin):	That’s helpful okay. And my follow on question was relative to impairments and that’s part of where we were going with the collections. If those have now stabilized does that imply that the prognosis for future impairments should be improving? And we pose a question because once you get back to zero impairments I mean that right there will actually improve your earnings by roughly 25 cents a share.

Rob Michel:	Yes so this is Rob Michel. We feel that given the current state that the impairments taken for the third quarter but are to align the current projections with the actual cash collections that we got. I’m not sure if we can ever say that our impairments would ever go to zero.

But we feel that, you know, with our diligent work in the cash projections and the as (Bill) related to the stabilization that we hope that, you know, the impairments will not be as significant as they have been.

(Dale Dublin):	That’s helpful. Thank you all.
Gary Stern:	Okay thanks.
Operator:	And your next question comes from the line of (John Dashier) with (Pinnacle) Value Fund.
(John Dashier):	Good afternoon. What are you seeing in terms of pricing now? You bought portfolios with face value of $336 million or so. I’m just curious, you know, was there a lot of competition for that portfolio? Did you pass on other portfolios during the quarter because prices were too high? What’s going on in terms of pricing?

Gary Stern:	It’s a combination of (unintelligible) portfolios. This was mainly fresh paper (unintelligible). The combination of some other credit card paper so it (unintelligible) there’s always competition (unintelligible) long term relationships (unintelligible). We have a very good reputation but there’s always competition. So we’ll continue to be very selective. There are many portfolios a available. And we’ll be very selective on what we buy.

(John Dashier):	But how would you say pricing is relative to a year ago?
Gary Stern:	It’s down obviously in the last six months. There’s some portfolios that we feel are overpriced still. And we are conscious of it, we know what we did. But when we (unintelligible) some times (unintelligible) verify whether that was actually the higher bid.

Some times (unintelligible) what we (unintelligible) may retain (unintelligible). So it’s a combination of everything. The competition is still there. It’s not as strong as it was six to nine months ago (unintelligible).

(John Dashier):	Okay that’s helpful. And as a follow up question back to the SG&A I think during the recent quarter it was $6.6 million versus 6.3 in Q2 up about $300,000. I’m just a little puzzled why it went up especially considering that your monthly servicing fee went down and you didn’t have the Pennsylvania call center. So I would have expected it to go down substantially not up by $300,000.

Rob Michel:	Yes this is Rob Michel. The — we had costs related to the collection cycle legal fees which did trend higher in the quarter which, you know, was unexpected. We both feel we’re taking the steps necessary to, you know, understand those costs and mitigate them in the future.

The overall base cost structure is lower. We do have fewer employees and also it was one month of that $275,000 of that was eliminated in the quarter so we still had two months in the quarter. There wasn’t a full quarter of the elimination.

(John Dashier):	Okay. What exactly is post collection legal costs? It must have been...

Rob Michel:	They are legal fees related to countersuits, you know, on our suits we did counter sue and we need to engage counsel to fight the costs, fight the charges.
(John Dashier):	Okay. So I mean I guess the question is finally what do you expect at a steady state G&A number going forward third quarter?
Rob Michel:	We would hope that the third quarter would get down to about $5.8 million at the most.
(John Dashier):	Five point eight okay by fourth quarter do you think?
Rob Michel:	If — probably the first quarter of 2010.
(John Dashier):	First quarter of 2010.
Rob Michel:	Yes.
(John Dashier):	Okay thank you much.
Operator:	And your next question comes from the line of (Greg Hillman) with (First Wilshire).
(Greg Hillman):	Good afternoon. Gary could you talk about the net cash collections from (Pinnacle)? Could you break that out for me for each quarter for the last three quarters including the most recent one?
Gary Stern:	Averaging about $2.3 million a month correct — on the great (Pinnacle) portfolio the first quarter we had $11 million of collection. But keep in mind we had a sale in the first quarter of about 3 to $3.5 million.

(Greg Hillman):	Okay.
Gary Stern:	And in the second quarter our collections related to great (Pinnacle) were $7.6 million and for the third quarter were $7.1 million.
(Greg Hillman):	Okay. So is that trending — is there any kind of trend you’re detecting there? Is it steady state?
Gary Stern:	Well since the December timeframe we’ve been pretty consistent with 2 to $2.3 million a month.
(Greg Hillman):	Okay. I don’t think that’s consistent with paying off your, you know, your maturities when these things — when your bullet maturities for the Bank of Montreal. Is that correct?
Gary Stern:	That’s correct. When we amended the agreement in February there was understanding between ourselves and the bank as to what the loan balance would be in April of 2011.
(Greg Hillman):	And what is that understanding in what the loan balance should be?
Gary Stern:	We provided projections to them as to what would occur between now and then in the agreement we are required to make minimum of $1 million plus interest on the loan balance on a monthly basis.

(Greg Hillman):	Okay so you’re at least on that back run rate.
Gary Stern:	Actually we have exceeded it over the course of since the amendment was put in place.
(Greg Hillman):	Okay. And (Bill) one follow up question going back to your comments during investor day of last year about paper without assets being worth 5 to 8 cents since April with assets being worth 25 to 30 cents. Do you think it’s fair to say that we should basically just give that a haircut of 50%, you know, for today’s market?

(Bill) Williams):	Yes in today’s market that’s — yes I would say give it a haircut but I don’t think you (unintelligible). I think one needs to look at the value over time and were not selling (unintelligible). So when you say (unintelligible) so over time (unintelligible) valuable.

(Greg Hillman):	Gary I’m not sure — Gary, I don’t think I caught what you said. Can you just say that again there is some noises?
(Bill) Williams:	When you say (unintelligible) 25 to 30% and 4 to 8 cents on raw paper we — the market is less desirable and the resell market is what’s desirable and was and we’re not reselling much paper.
(Greg Hillman):	Right.
(Bill) Williams:	We (unintelligible) are of the opinion that judgments are very valuable and the cash flow (unintelligible) increase that value in (unintelligible).
(Greg Hillman):	Okay. And...
(Bill) Williams:	The specific (unintelligible).
(Greg Hillman):	So you just think it should be a discount to that but you’re not sure what the discount should be.
(Bill) Williams:	I’m not even saying a discount over time (unintelligible) on judgments. But we’re not — we don’t have a crystal ball as far (unintelligible) what’s going to happen in the future.
(Greg Hillman):	Okay. You know, Gary in terms of your actual, you know, the — not the garnishments but the liens on the houses. Have you actually I mean like in the last or so far this year or the most recent quarter have you actually had money collected as a result of housing, you know, somebody needing to sell their house and clean up, you know, second liens or whatever?

Can you just talk about that? How much money is coming in? Because that was part of your original strategy when you bought (Pinnacle) and exactly is that actually happening right now in this housing environment? Or can you give me an idea of the magnitude? Do you understand my question?

(Bill) Williams:	I understand your question. Anecdotally we can say that we are getting pay offs related to (unintelligible). What we can’t quantify at this point is okay we’ve got X percent that from here and Y percent that’s from over here.

But we do see it and to Gary’s point is having come to a complete halt even today people are selling their houses. People are refinancing. And some of these people have been in their homes for quite a while and so even with reduced equity they still have equity in the house.

So we are seeing. What we are not seeing is the environment that we had a year and a half, two years ago. But we would anticipate over time that to some extent the equity in homes will pick back up. The question is at what level versus where it was a couple of years ago.

(Greg Hillman):	And do you have data for actually what the value of these houses are versus what your liens are against and whether they’re under water or not? Do you a big database that shows that for all your accounts?

(Bill) Williams:	Well actually we don’t. Because we have such a variety of what is out there and executing one of those and to get that information is more which judgments are you going to execute on at this point in time where it makes sense.

Gary Stern:	This is Gary. I want to just reiterate something that was said before. And, you know, the payments we agreed upon — the rewrites of Bank of Montreal about $1.4 million a month. We’ve been collecting close to $1 million a month. We all went into this with our eyes wide open with a 24 month extension.

And conceptually we did not feel we could pay that loan off in 24 months and I don’t believe the bank knew we could either and the hop would be that we get another extension if we couldn’t pay it off. Now the bank has not agreed to another extension then we would be in a situation which, you know, (unintelligible).

We’d probably have a loss of, you know, 60 to $70 million and that would result in about a $25 million refund to the company from the IRS which we would use to pay down the (ICP) (unintelligible). We’re not thinking about that. We’re thinking about this portfolio working out.

We’re working very hard to increase the collections. And we would hope over time as the economy improves that the collections would. But on the down side I just want everybody on the phone to realize what the down side is. And the down side is that we would show a loss and get a large refund from the government which would help pay down the bank debt we would use that money for the future.

(Greg Hillman):	You know, for the portfolio sales that you did make do you know what you sold them for on a percent basis, you know?
(Bill) Williams:	We have that information but we actually do not publish it.
(Greg Hillman):	Okay. So it seems like if you’re not selling much you must think there’s still value in the stuff you’re holding, you know, like 4 cents or something what you’re paying.
Gary Stern:	(Unintelligible) 4 cents but we obviously feel that we can collect more of (unintelligible) continue to hold most of the paper (unintelligible).

Operator:	And your next question comes from the line of (Dustin Hughes) of Philadelphia Financial.
(Dustin Hughes):	Hello thanks for taking my question. First of all your collections picked up sequentially for the first time I think in three quarters and you did that despite shrinking portfolio. I was wondering if you could give us a little more color because that is a net collection number. Did your gross collections also increase? Just give us a little more color on that number.

(Bill) Williams:	The thing that we do we look at everything on a net basis so when you’re talking about gross we have to think about it for a second.
(Dustin Hughes):	Okay.
(Bill) Williams:	Because 90, 95% of our collections are done by outside servicers.
(Dustin Hughes):	Yes.
(Bill) Williams:	So our collections by the time they get to us are net.
(Dustin Hughes):	But in your Qs and Ks usually give the gross number and the cost to collect. So I was wondering if maybe did the gross collections go up or is your cost to collect go down? I was just trying to figure out what led this sequential increase because again your portfolio did shrink by I think about $13 million quarter over quarter.

(Bill) Williams:	Our qualitative have come down slightly okay we were just trying to go through the process of putting together the detailed information for our Q. In an analysis that we did do where they have come down but in terms of the previous gross number we would have to get back to you on that.

(Dustin Hughes):	Okay. And then my second question is what do you currently carrying the great (Pinnacle) portfolio at on your balance sheet?
(Bill) Williams):	One hundred eighty-one million.
(Dustin Hughes):	One hundred eighty-one million. So if your collections stay flat at $7 million it’ll take you about six years to recoup the costs to that? Is that a reasonable assumption that the collections should stay about $7 million for the next six and a half years?

Gary Stern:	It’s really difficult to say. Collections have stabilized (unintelligible) $3 million range. We really hope that they go up if the economy improves. We do have $1.3 million in judgments that (unintelligible). I wouldn’t want to predict that but I wouldn’t be surprised if it takes us, you know, six or seven years to be debt free.

(Dustin Hughes):	Okay. So and if that does happen at any point would you recognize any revenue off the portfolio?
Gary Stern:	As the cost basis is completely recouped yes we would. One hundred percent of that would be (unintelligible).
(Dustin Hughes):	One hundred percent of collections above the $181 would be revenue.

Gary Stern:	That’s correct.
(Dustin Hughes):	But because it’s on the cost recovery basis right now everything goes to pay down so maybe in seven years we could get some revenue off the portfolio.
Gary Stern:	Revenue and bear in mind I’m sure you know that we’re incurring interest (unintelligible) and getting no benefits as far as (unintelligible).
(Dustin Hughes):	Okay. And then I just wanted to clarify on the tax recovery or potential tax recovery if you had a write down in the portfolio. So in a year in which you lose money the IRS writes a check is that true for all corporations?

(Bill) Williams:	We have paid taxes on the income of that portfolio in the past.
(Dustin Hughes):	Yes.
(Bill) Williams:	A complete write off that would put us in a large loss position which we can go back and claim a refund.
Gary Stern:	So let me walk through the transaction at the present time on the books for $181 million. We owe at $105 million — $107 million so the difference is $74 million which we (unintelligible) today we would get approximately $29 million back from the government which is a refund based on income that we showed on Asta the previous year.

(Dustin Hughes):	So you’re basically refile for those previous years.
Gary Stern:	That’s correct.
(Dustin Hughes):	Okay. So this year even with the profit this quarter you’re probably going to have a loss for the full year. Will the IRS also be sending you a check this year?
Rob Michel:	Well we do have some deferred taxes in, you know, our — in our books. So we would probably get a small refund at the end of the year for taxes but it would not be at a rate of, you know, the 40% a global rate I mean federal, state and local rate based on the loss because of our deferred tax position.

(Dustin Hughes):	Okay thank you.
Operator:	You have a follow up question from the line of (Dale Dublin) with (Heiden) Capital Management.
(Dale Dublin):	Thank you. What are you hearing from the banks about the big pipeline of paper that’s working its way through that pipe and at what point it’s going to be sold?
Gary Stern:	Well banks have been selling and they plan on selling down the road. There’s been a decent pipeline of paper and...

(Dale Dublin):	Gary, I’m sorry. You’re so quiet I can barely hear you.
Gary Stern:	Some banks are talking about selling larger portfolios and some are holding back. And we’ve seen a collection agency methodology because they don’t feel the pricing that they’re seeing makes sense to sell at the present time.

And some are a combination of agencies and sellers so we anticipate a significant supply of paper. Now we can’t predict what the price is so we’re going to be very careful and very collective on what we buy.

(Dale Dublin):	And are you sensing that there are any changes in the bank’s strategy to sell paper not in from a tactical perspective because the pricing doesn’t meet their expectations but just purely from a big picture strategy?

(Bill) Williams:	And to Gary’s point there it is a hard question to answer. I mean and from their side they probably evaluate what can they liquidate this portfolio at versus what they can get for price. For some of these unless they were going to use the collection agencies to continue to collect on the paper they’d have to build or rebuild an infrastructure to do the collections on the receivables.

And in today’s environment putting on that kind of expense would probably be unlikely. It would be more likely that they would take the collection agency route and legal network route versus building an infrastructure at a steep cost.

(Dale Dublin):	And in the past it was our understanding that many of the banks were reluctant to either collect themselves or use external parties to collect on their behalf because some of these folks were actually still customers.

And they didn’t want to create animosity with current or prospective customers. Is that argument still valid or is it moving down the path that these aren’t really good customers any how?
(Bill) Williams:	Actually we can’t answer for the bank because we don’t know what their thinking is along that line. We have seen that they are using some third parties to do collections at this point.
(Dale Dublin):	Thank you again.
Operator:	We have reached the allotted time for our question and answer portion. Mr. Stern do you have any closing remarks?
Gary Stern:	Thank you for participating in our third quarter conference call. As always if you have any questions, please call (Bill), Rob or myself. Thank you and have a good day.
Operator:	Ladies and gentlemen this does conclude today’s conference call. You may now disconnect.
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